EXHIBIT 10.38

                                 HIGHLANDS PLAZA
                            STANDARD OFFICE BUILDING
                                 LEASE AGREEMENT

         THIS LEASE is executed at San Diego, California, on December 14, 1992, by and between BURNHAM PACIFIC PROPERTIES, INC., A CALIFORNIA CORPORATION, (THE "LESSOR") AND Applied Retail Solutions, Inc. (the "Lessee").


1. DESCRIPTION OF PREMISES

         1.1 Lessor hereby Leases to Lessee and Lessee hereby hires from ur-&uant to the terms, covenants, conditions and uses herein set forth, approximate) 6,186 rentable square feet on the third floor known as Suite 335 of the Building located at the co ess of 12707 High Bluff Drive, more particularly described in the floor plan set forth in Exhibit "A" attached hereto (the "Premises"), reserving to Lessor, however, the use of the exterior walls and the right to install, maintain, use, repair and replace pipes, ducts, conduits, and wires through the Premises in locations which will not materially interfere with Lessee's use thereof.

         1.2 The Premises shall be improved with certain improvements (the "Improvements") in accordance with plans and specifications approved by Lessee and Lessor in writing. A general description of the Improvements are more fully described in Exhibit "C". Lessor shall be responsible for improving the Premises as described in Exhibit "C".

2. TERM

         2.1 The term of this Lease shall be for eighty-four (84) months commencing on the earlier of (i) the date which is ten (10) days after Lessor notifies Lessee that the Premises are ready for occupancy, or (ii) the date on which Lessee shall take occupancy of the Premises (the "Commencement Date"). The anticipated date on which the term shall commence is May 1, 1993.

         2.2 If Lessee shall occupy the Premises on other than the first day of a month, the term of this Lease shall be extended by the number of days remaining in the first calendar month of occupancy.

         2.3 Notwithstanding the anticipated Commencement Date set forth in
Section 2.1, if Lessor, for any reason, cannot deliver possession of the Premises to Lessee on said date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Lessee hereunder; provided that, Lessee shall not be obligated to pay rent until possession of the Premises is tendered to Lessee.

         2.4 In the event Lessor shall not have delivered possession of the Premises within three (3) months from the Commencement Date set forth in Section 2.1, at Lessee's option to be exercised within ten (10) days after the expiration of said three-month period, this Lease shall terminate and, upon Lessor's return of any monies previously deposited by Lessee, the parties shall have no further rights or liabilities towards each other.

         ;, 2.5 Lessee and Lessor agree to execute a supplemental agreement within ten (10) days after receipt in the form requested by Lessor which shall confirm the Commencement and Termination dates of This Lease once such dates are known.

3. RENT

         3.1 Lessee shall pay to Lessor at the address set forth in Paragraph 30, or such other address as Lessor may advise Lessee in writing, without deduction, offset or prior notice or demand, and Lessor shall accept, as rent for the Premises the "Base Monthly Rental" outlined in Section 3.1.1 below. Said monthly installments shall hereinafter be referred to as the "Base Monthly Rental" and shall be due on the first of each month. Lessee shall deliver to Lessor the Base Monthly Rental for the first month of the term thereof upon execution and delivery of this Lease.


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                  3.1.1 The "Base Monthly Rental", net of utilities, is as
follows:

                     Year                                      Rate
                       1                                    $18,775.76
                       2                                    $19,585.06
                       3                                    $20,394.36
                       4                                    $21,203.66
                       5                                    $22,012.96
                       6                                    $22,822.26
                       7                                    $23,631.56

         3.2 In the event that the date of entry by Lessee is not on the first day of the month, Lessee shall pay-to Lessor prior to the first day of the first full calendar month of occupancy, in lieu of the Base Monthly Rental, an amount equal to the Base Monthly Rental multiplied by a factor having as its numerator the number of days remaining in the month and as its denominator the number thirty. Thereafter, rent shall be payable in accordance with the terms of
Section 3.1. The total consideration for the term of this Lease shall be increased by the amount of the installment required by this Section 3.2.

         3.3 Lessee shall pay, if required, as additional rent, excess operating expenses as defined in Section 11.3.

         3.4 Lessee acknowledges that late payment by Lessee to Lessor of the Base Monthly Rental or other charges incurred under this Lease will cause Lessor to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs include, without limitation, processing, administrative and accounting charges, and late charges that may be imposed on Lessor by the terms of any note secured by the mortgage encumbering the Premises. If any payment of Base Monthly Rental, Excess Operating Expenses, or other charges due from Lessee is not received by Lessor when due, on the first day of the month or within ten (10) days, Lessee shall pay to Lessor an additional sum of the greater of (a) six percent (6%) of the overdue rent, or (ii) one hundred dollars ($100.00) as a late charge. The parties agree that the late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of Lessee's default with respect to the overdue amount, or prevent Lessor from exercising any of the other rights and remedies available to Lessor hereunder.

         3.5 Lessee shall deposit with Lessor the sum of Twenty-One Thousand Two Hundred Three and 66/100 Dollars ($21,203.66), receipt of which shall be acknowledged, as security for the full performance of the obligations of Lessee under this Lease. Lessee has previously deposited with Lessor the sum of Five Thousand Five Hundred Seventy-Three and 75/100 Dollars ($5,573.75) under a lease dated July 13, 1988, and therefor Lessee only need deposit Fifteen Thousand Six Hundred Thirty and 91/100 Dollars ($15,630.91) with Lessor at this time.

                  3.5.1 If Lessee shall be in default with respect to the payment of Base Monthly Rental or any other covenant contained herein, Lessor may use or retain all or any part of the security deposit for the payment of any sum in default, or for the payment of any amount which Lessor may spend or become obligated to spend by reason of Lessee's default. If any portion of said security deposit be so applied or used, Lessee shall, within five (5) days after written notice thereof, deposit an additional amount with Lessor sufficient to restore said security deposit to the amount set forth above and Lessee's failure to do so shall constitute a breach of the Lease.

                  3.5.2 If Lessee is not in default at the termination of this Lease, Lessor shall return said security deposit to Lessee within two (2) weeks after termination of this Lease, less any amounts required to restore the Premises to good condition and repair, reasonable wear and tear excepted, including damage resulting from the removal by Lessee of its trade fixtures of equipment.

                  3.5.3 Lessor's obligation with respect to any security deposit is that of a debtor and not as a trustee, consequently, such sums may be commingled with rental receipts or dissipated and no interest shall accrue thereon.




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                  3.5.4 In the event of the sale of the real property of which the Premises constitute a part, Lessor or its agents shall pay over to Lessor's successor in interest the sums held as security or advance rent and notify Lessee in writing setting forth the particulars of such transfer, including the successor's name and address. Upon such written notification, Lessee shall have no further claim against Lessor with respect to any such security deposit and hereby waives all rights against Lessor in such regard.

                  3.5.5 In the event of foreclosure by the holder of any mortgage or deed of trust encumbering the Premises, Lessor shall continue to be liable for any security deposit and any such Mortgagee shall have no liability or responsibility therefor.

4. USE

         4.1 The Premises shall be used and occupied by Lessee for general office use and for no other purposes, without first obtaining the written consent of Lessor.

         4.2 Lessee, at Lessee's expense, shall promptly comply with all laws, ordinances, zoning restrictions, rules, regulations, orders and requirements of any duly constituted public authorities now or hereafter affecting the use, safety, cleanliness and occupation of the Premises. As it relates to this Paragraph, Lessor shall make any alterations or repairs to the Building, but not on the Premises, as required by law.

         4.3 Lessee shall not permit any use to be made or act to be done in or about the Premises which would increase the existing rate of insurance upon the Premises, or cause the cancellation of any insurance policy covering the Building, nor shall Lessee sell or permit to be kept, used or sold in or about the Premises any articles which may be prohibited by a standard form policy of fire insurance. In the event that Lessee's use, other than a use as a general office, increases said rate or causes the cancellation of a policy of insurance, Lessor may, in its sole discretion terminate this Lease or charge Lessee, as additional rent, the additional cost of insurance. Lessor, may charge Lessee, as additional rent the additional cost of insurance. In the event Lessor is unable to obtain additional insurance, Lessor shall have the right to terminate this Lease.

         4.4 Lessee shall not commit, use, maintain or permit the maintenance of any improper, immoral, lewd, unlawful or objectionable conduct on the Premises. It is specifically covenanted and agreed that Lessee will not operate any police licensed business on the Premises.

         4.5 Lessee shall comply with all nondiscriminatory rules and regulations (the "Rules and Regulations") from time to time adopted by Lessor with respect to the Building. A copy of the Rules and Regulations adopted as of the date of this Lease are attached hereto, designated Exhibit "B", and incorporated by reference herein. Lessor may, in its sole discretion, amend the Rules and Regulations by written notice delivered to Lessee.

5. ALTERATIONS AND ADDITIONS

         5.1 Lessee shall not make any alterations, improvements or additions to the Premises without obtaining Lessor's prior written consent. Any such improvements, excepting movable furniture and trade fixtures, shall become part of the realty and belong to Lessor. All alterations and improvements shall be in conformity with the laws of all applicable duly constituted public authorities. As a further condition to giving such constant, Lessor may require Lessee to provide Lessor, at Lessee's sole cost and expense, a her, and completion bond in an amount equal to one hundred fifty percent (150%) of the estimated cost of such improvements, to ensure Lessor against any liability for mechanics' and materialmen's liens and to insure completion of the work. Lessor's consent to any alternations, additions, or improvements shall not be unreasonably withheld or delayed.

         5.2 Prior to commencing any work relating to any alterations, improvements or additions approved by Lessor, Lessee shall notify Lessor in writing of the expected date of commencement. Lessor shall have the right at any time thereafter to post and maintain on the Premises such notices as Lessor reasonably deems necessary to protect Lessor and the Premises for mechanics' liens, materialmen's liens or any other liens. Lessee shall pay, when due, all claims for labor or materials furnished to or for Lessee for use in improving the Premises. Lessee shall not permit any mechanic's or materialmen's liens to be levied against the Premises arising out of work performed, materials furnished, or obligations to have been Lessee's.


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Lessee hereby indemnifies and holds Lessor harmless against loss, damage, attorneys' fees and all other expenses on account of claims of lien of laborers or fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Lessee or its contractors, agents or employees.

         5.3 Lessee may install trade fixtures, machinery or other trade equipment in conformance with the ordinances of all applicable duly constituted public authorities. Lessee may remove any of such trade fixtures or machinery upon the termination of this Lease, provided that Lessee is not in default under the terms of this Lease.

         5.4 In the event that Lessee installs improvements, machinery or trade fixture. Lessee shall return the Premises on termination of this Lease to the same condition as existed at the date of entry, reasonable wear and tear excepted, including the removal of improvements approved by Lessor in Section 5.1, if Lessor's approval was conditioned upon Lessee's removal of said improvements. Lessee shall, in any event, repair any damage resulting from the removal of machinery of trade fixtures of Lessee.

6. UTILITIES MAINTENANCE AND REPAIRS

         6.1 Lessor shall, during all normal business hours, maintain and keep lighted the common stairs, common entries and toilet rooms in the Building of which the Premises are a part. For purposes hereof, normal business hours shall be Monday through Friday from 8:00 a.m. to 6:00 p.m., and Saturday from 8:00 a.m. to 1:00 p.m. (excepting holidays). Lessor shall not be liable for, and Lessee shall not be entitled to, any reduction of rental by reason of Lessor's failure to furnish any of the foregoing when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Lessor.

         6.2 Lessee shall pay all charges for gas, electricity, heat, light, power and air conditioning furnished to the demised Premises. In the event Lessor is responsible for such payments, Lessor shall only be required to provide heating, air conditioning and ventilation during normal business hours. Wherever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Lessor reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, and the cost of operation and maintenance thereof shall be paid by Lessee to Lessor upon demand by Lessor.

         6.3 Lessee shall pay ANY AND all tax assessments, license fees or other charges made against or levied upon the trade fixtures, Lessee's improvements, merchandise or other personal property of Lessee, or upon the business or the use to which the demised Premises are put by Lessee.

         6.4 Lessor agrees at his own expense, to provide janitorial services to the demised Premises. Said services shall be provided five (5) times per week.

         6.5 By taking possession of the Premises, Lessee shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair. Lessee shall, at Lessee's sole cost, and expense, keep the Premises and every part thereof in good condition and repair. Lessee shall, upon the expiration or sooner termination of this Lease hereof, surrender the Premises to the Lessor in good condition, ordinary wear and tear excepted. Except as specifically provided in an addendum, if any, to this Lease, Lessor shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof. The parties hereto affirm that Lessor has made no representations to Lessee respecting the condition of the Premises or the Building, except as specifically herein set forth.

         6.6 Notwithstanding the provisions of Section 6.5 herein above, Lessor shall repair and maintain the structural portions of the Building, including the basic plumbing, air conditioning, heating, and electrical systems, elevators installed or furnished by Lessor. Lessor shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Lessor by Lessee. There shall be no abatement of rent and no liability of Lessor by reason of injury to or interference with Lessee's business arising .from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Lessee waives the right to make repairs at Lessee's expense under any law, statute or ordinance now or hereafter in effect. In making repairs, Lessor shall use its best efforts not to unreasonably interfere with Lessee's use of the Premises.



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7. INDEMNIFICATION BY LESSEES

         7.1 Lessee does hereby indemnify, is liable for, and holds Lessor harmless from any loss by reason of injury to person or property, from whatever cause, all or in part connected with the condition or use of the Premises, including without limitation, any liability for injury to the person or property of Lessee, its agents, officers, employees, invitees, or trespassers, but excepting any loss or injury resulting from the negligence of Lessor or its agents, unless covered by insurance Lessee is required to provide. Lessee shall, at Lessee expense, resist and defend any such action, suit, or proceeding or cause the same to be resisted or defended by counsel designated by Lessee and approved by Lessor. Lessee's obligation hereunder shall survive the termination of this Lease if the incident requiring such defense occurred during the Lease term.

         7.2 Lessee, as a material part of the consideration rendered to Lessor in entering into this Lease, hereby waivers all claims against Lessor for damages to goods, wares machinery and trade fixtures in, upon and about the Premises and for injury to Lessee its agents, employees, invitees, or any third person in or about the Premises from any cause at any time except Lessor's negligence.

8. INSURANCE

         8.1 Lessee shall maintain in force a policy or policies of insurance protecting Lessor and Lessee against each of the following:

                  8.1.1 Public liability and property damage insurance with respect to the Premises insuring Lessee and Lessor against personal injury or death and property damage in amounts (i) not less than five hundred thousand dollars ($500,000) for injury or death to any one person in any one accident or occurrence, (ii) not less than one million dollars ($1,000,000) for injury or death to more than one person in any accident or occurrence, and (iii) not less than two hundred thousand dollars ($200,000) per occurrence for damage to property. The amount of such public liability insurance shall be increased from time to time as Lessor may reasonably determine. All such bodily injury and property damage insurance shall specifically insure the performance by Lessee of the indemnity agreement as to personal injury or property damage contained in Paragraph 7.

                  8.1.2 Insurance covering alterations, additions or improvements permitted under Paragraph 5, trade fixtures and personal property from time to time in or upon the Premises in an amount not less than one hundred percent (100%a) of their full replacement cost from time to time during the term of this Lease, providing protection against any peril included within the classification "fire and extended coverage", together with insurance against vandalism and malicious mischief. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall terminate pursuant to Paragraph 18 hereof.

                  8.1.3 All policies of insurance to be provided by Lessee shall be issued by insurance companies, with general policy holder's rating of not less than A and a financial rating of not less than Class X as rated in the most current available "Best's" Insurance Reports, and qualified to do business in the State of California. Such policies shall be issued in the names of Lessor and Lessee and, if requested by Lessor, the Mortgagee. The policies provided by Lessee shall be for the mutual and joint benefit and protection of Lessor, Lessee and the Mortgagee, and executed copies of such policies of insurance or certificates thereof shall be delivered to the Lessor within ten (10) days after the Commencement Date and, thereafter, within thirty (30) days prior to the expiration of the term of each such policy. All public liability and property damage policies shall contain a provision that the Lessor, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its agents and employees by reason of the negligence of the Lessee. Upon the expiration or termination of any such policy, renewal or additional policies shall be procured and maintained by the Lessee to provide the required coverage. All policies of insurance delivered to Lessor must contain a provision that the company writing said policy will provide to Lessor with twenty (20) days notice in writing in advance of any cancellation or lapse of the effective date of any reduction in the amounts of insurance. All public liability, property damage and other casualty policies shall be written as primary policies, not contributing with and not in excess of coverage which Lessor may carry.





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                  8.1.4 Notwithstanding anything to the contrary, Lessee's
obligation to carry the insurance described in this Article may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by the Lessee, provided that (i) Lessor and the Mortgagee shall be named as an additional assured hereunder as their interests may appear,
(ii) the coverage afforded Lessor will not be reduced or diminished by reason of the use of such blanket policy of insurance, and (iii) the requirements set forth herein are otherwise satisfied. Lessee agrees to permit Lessor at all reasonable times to inspect the policies of insurance of Lessee covering the Premises for policies which are not required to be delivered to Lessor.

         8.2 Lessor and Lessee hereby mutually releases each other from liability and waive all right to recover against each other for any loss from perils insured against under their respective fire insurance policies, including any extended coverage and special form endorsements to said policies; provided, however, this Section shall be inapplicable if it would have the effect, but only to the extent that it would have the effect, of invalidating any insurance coverage of Lessor or Lessee. The parties shall obtain, if available, from their respective insurance companies, a waiver of any right of subrogation which said insurance company may have against the Lessor or the Lessee, as the case may be. In the event that the insurance company of Lessee does not waive the right of subrogation against Lessor and its insurance company, Lessee shall (i) maintain during the term of this Lease fire legal liability coverage with respect to the Premises, and (ii) shall pay to Lessor upon demand, Lessor's cost incurred in securing fire legal liability coverage protecting Lessor in the event of the destruction of Lessee's property.


9. CARE OF THE PREMISES

         9.1 Lessee shall keep the Premises in good condition and repair and shall not commit or permit any waste upon the Premises, including (i) the replacement of light bulbs and florescent lights installed in the Premises, and
(ii) cleaning of carpet at regular intervals and upon termination of the Lease to remove reasonable stains and discolorations caused by dirt. If Lessee fails to keep the Premises in reasonable repair, Lessor may, at Lessor's option, enter the Premises in order to replace same in good condition and repair and Lessee shall immediately pay to Lessor the cost thereof, together with prime interest rate plus 1.

         9.2 Lessee shall not commit or permit any nuisance, act or other thing which may disturb the quiet enjoyment of other Lessees in the Building.

         9.3 Lessor shall provide normal janitorial services to the Premises five (5) days per week.


10. TAXES


         10.1 Lessee shall pay prior to delinquency all taxes, assessments, license fees, and other public charges levied, assessed or imposed or which become payable during the term of this Lease upon any trade fixtures, furnishings, equipment and all other personal property of Lessee installed or located in the Premises. Whenever possible, Lessee shall cause said trade fixtures, furnishings, equipment and personal property to be separately assessed. If, however, any or all of said items shall be assessed and taxed with the real property, Lessee shall pay to Lessor such taxes as are attributable to Lessee's trade fixtures, furnishings, equipment and personal property within fifteen (15) days after receipt of an invoice from Lessor advising Lessee of the taxes applicable to Lessee's property.

         10.2 Lessor shall pay all other taxes, assessments, and the public charges assessed or imposed, or which become a lien upon or become chargeable against or payable in connection with the Building, personal property situated in common areas of the Building, and real property on which the Building is situated. With respect to any assessments which may be levied against or upon said property, or which under the laws then in force may be evidenced by improvements or other bonds and may be paid in annual installments, only the amount of such annual installment, with appropriate proration for any partial year, and interest thereon, shall be included within a computation of taxes and assessments levied against the Premises.

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         10.3 For purposes of this Lease, "taxes" shall also include each of the following:

                  10.3.1 Any form of assessment, license fee, license tax, business license tax, commercial rental tax, levy, charge, penalty, or tax, imposed by an authority having the direct power to tax including any City, County, State or federal government or special district thereof, as against any legal or equitable interest of Lessor in the Premises or the real property of which the premises constitute a part;

                  10.3.2 Any tax on lessor's right to rent or other income from the Premises or as against Lessor's business or leasing the Premises;

                  10.3.3 Any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Lessee and Lessor that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Lessee and Lessor that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of real property tax for purposes of this Lease;

                  10.3.4 Any tax allocable to or measured by the area of the Premises or the rental payable hereunder, including without limitation, any gross income tax or excise tax levied by the State, any political subdivision thereof, city or federal government, with respect to the receipt of such rental, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use of occupancy by Lessee of the Premises, or any portion thereof;

                  10.3.5 Any tax upon this transaction or any document to which Lessee is a party, creating or transferring any interest or any estate in the Premises;

                  10.3.6 Real estate taxes shall not include Lessor's federal or state income, franchise, inheritance or estate taxes.

11. COMMON AREAS AND OPERATING EXPENSES

         11.1 Common Areas shall include parking areas, driveways, entrances and exits thereto, sidewalks, lobbies, elevators, corridors, stairways, landscaped areas, and other areas and improvements provided by Lessor for the general use of all Lessees, their agents, employees and invitees. Common Areas shall at all times be subject for the exclusive control and management of Lessor, including the Rules and Regulations described in Section 4.5. Lessor shall have the right to construct, maintain and operate lighting facilities, in Common Areas, and to police the same; to restrict parking by Lessees, their officers, agents and employees to employees parking areas; to close temporarily all or any portion of the parking areas or facilities; to discourage non-customer parking; and do and perform such other acts in and to said areas and improvements as, in the use of good business judgement, Lessor shall determine to be advisable with a view to the improvement of the convenience and use thereof by Lessee, its agents, employees and invitees.

         11.2 Operating Expenses shall include all expenses incurred by Lessor for the maintenance, operation and management of the Building and Common Areas including, but not limited to, insurance, maintenance and repairs, utilities and services, taxes as defined in Section 10.2 hereof; security services, all costs incurred in the management of the Building including but not limited to, the reasonable cost of maintenance of an office in the Building, the wages of personnel to implement such service, including taxes, insurance and other fringe benefits associated therewith, elevator maintenance, property management fees; water and sewer charges, maintenance common area and exterior landscaping; parking area maintenance; lighting maintenance; repair of fire protection systems; janitorial services, personnel and contractors engaged to provide such services, supplies, materials, equipment and tools; labor; parking or utility surcharges, assessed or imposed by or resulting from statutes, regulations or interpretations of any governmental authority in connection with the Premises, Building or Common Areas, but excluding loan payments, ground rent, brokerage commissions and depreciation of the Building.

         11.3 OPERATING EXPENSE ADJUSTMENT: For the purposes of this Section, the following terms are defined as follows:

                  Base Year: 1993

                  Comparison Year: Each calendar year of occupancy after the Base Year.

         Direct Expenses: All direct costs of operation and maintenance, as determined by standard accounting practices, pursuant to Section 11.2 in this Lease and calculated as if the Building is a minimum of ninety-five percent (95%) occupied.

         If the Operating Expenses paid or incurred by the Lessor for the Comparison Year on account of the operation or maintenance of the Building of which the Premises are a part in excess of the Direct Expenses paid or incurred for the Base Year, then the Lessee shall pay 28.22% of the increase as additional rent. This percentage is that portion of the total Net Rentable Area of the Building occupied by the Lessee hereunder. Lessor shall endeavor to give to Lessee, on an annualized basis following the respecting Comparison year, a statement of the increase which shall be used as an estimate for said current year and this amount shall be divided into twelve (12) equal monthly installments multiplied by the number of months from January in the calendar year in which said statement is submitted to the month of such payment, both months inclusive. Subsequent installments shall be payable concurrently with the regular monthly rent payments for the balance of that calendar year and shall continue until the next Comparison Year's statement is rendered. If the next or any succeeding Comparison Year results in a greater increase in Direct expenses, then upon receipt of a statement from Lessor, Lessee shall pay a lump sum equal to such total increase in Direct Expenses over the Base Year, less the total of the monthly installments of estimated increases paid in the previous calendar year for which comparison is then being made to the Base Year; and the estimated monthly installments to be paid for the next year following said Comparison Year shall be adjusted to reflect such increase. If in any Comparison Year the Lessee's share of Direct Expenses be less than the preceding year, then upon receipt of Lessor's statement, any overpayment made by Lessee on the monthly installments bases provided above shall be credited towards the next monthly rent falling due and the estimated monthly installments of Direct Expenses to be paid shall be adjusted to reflect such lower Direct Expenses of the most recent Comparison year. Any overpayment in the last year of the Lease to be promptly repaid upon expiration of the term.

         Even though the term has expired and Lessee has vacated from the Premises, when the final determination is made of Lessee's share of Direct Expenses of the Building the Operating Expenses for the Base Year shall be equitably adjusted to reflect those Operating Expenses which theoretically would have occurred had the Building been occupied in the Base Year at approximately the same occupancy level as the Comparison Year.

         Annual and other determinations of Operating Expenses hereunder shall be made reasonably and in good faith by Lessor. In the event of any dispute as to the amount thereof, Lessee shall have the right after reasonable notice and at reasonable times to inspect Lessor's accounting. If, after such inspection, Lessee still disputes the Lessor's determination, certification as to the proper amount shall be made by Lessor's independent certified public accountant, and such certification shall be final and conclusive. Lessee agrees to pay the cost of such certification unless it is determined that Lessor's original determination was in error to Lessee's disadvantage by more than five percent (5%). Lessee agrees that the payment of the estimated cost of any disputed sum and, if applicable, the deposit of the estimated cost of the certification, shall be conditions precedent to the initiation of the foregoing procedure.

         Notwithstanding anything contained in this Paragraph, the rentable payable by Lessee shall in no event be less than the rent specified in Paragraph 4 hereof.

12. SIGNS

         12.1 Lessee shall not, without Lessor's written consent, affix or maintain any sign, advertisement, notice or similar matter in the Building which may be seen from outside the Premises. In the event of any violation of Lessee's covenant hereunder, Lessor may remove such advertising matter and Lessee shall pay to Lessor the cost of removal of same, as additional rent, including any repairs required to the Building resulting from affixing such material.

         12.2 Lessee shall not, without Lessor's written consent, install any lighting, amplifiers or similar devices in the Building which may be seen or heard outside the Premises.

         12.3 Lessee shall not, without Lessor's written consent, solicit business in common areas or distribute any hand bills or other advertising matter in the Building.

         12.4 The Building is currently named Highlands Plaza, which name is proprietary to Lessor. Identifying signs have been or will be erected consistent with such name. Lessor, in its sole discretion, shall have the right to change the name of the Building and/or signs identifying same at any time without any liability to Lessee.

         12.5 Lessor shall grant Lessee monument or building signage at a location to be mutually determined between Lessor and Lessee. Said signage shall conform to all CC&R's of the San Diego Corporate Center. In addition, Lessee shall have the right to install signage on the wall of the third floor lobby. Lessee shall be responsible for the cost of all of Lessee's signs and installation.

13. ENTRY BY LESSOR

         13.1 Lessee shall permit Lessor and Lessor's agents to enter the Premises at all reasonable times (i) for the purpose of inspecting the same,
(ii) for the purpose of maintenance, repairs, alterations, or additions to any portion of the Building, including the erection and maintenance of such scaffolding, canopies, or fences, as may be required, or (iii) for the purpose of posting notices of non-responsibility for alterations, additions or repairs.

         13.2 Lessor may, during reasonable business hours within sixty (60) DAYS PRIOR TO the expiration of the Lease, enter the Premises for the purpose of allowing prospective tenants to view the Premises.

         13.3 Lessor shall be permitted to enter the Premises for any of the purposes stated herein without any liability to Lessee for any loss of occupation or quiet enjoyment of the Premises resulting therefrom.

14. ASSIGNMENT AND SUBLETTING

         14.1 Lessee shall not either voluntarily or by operation of law, assign, sell, encumber, pledge or otherwise transfer all or any part of Lessee's Leasehold estate Lessee's employees, or sublet the Premises or any portion thereof, without Lessor's prior written consent in each instance, which consent shall not be unreasonably withheld. Any such assignment or other transfer or subletting shall be subject in each instance to the recapture option of Lessor set forth in Section 14.3. Lessor's consent shall be based upon a determination that the same type, class and nature and quality of business, service management and financial soundness of ownership shall exist after such assignment or subletting and, provided further, that each and every covenant, condition or obligation imposed upon Lessee by this Lease and each and every right, remedy or benefit afforded Lessor by this Lease is thereby impaired or diminished. Consent by Lessor to one or more assignments of this Lease or to one or more sublettings of the Premises shall not operate to exhaust Lessor's rights under this Paragraph. If Lessee is a corporation which, under the then current guidelines published by the Commissioner of Corporations of the State of California, is not deemed a public corporation, or is an unincorporated association or partnership, the transfers assignment, or hypothecation of any stock or interest in such corporation, association or partnership, the transfers assignment, or hypothecation of any stock or interest in such corporation, association or partnership in the ` aggregate in excess of twenty-five percent (25%), or liquidation thereof, shall be deemed an assignment. Lessee agrees to reimburse Lessor for Lessor's reasonable costs and attorneys' fees incurred in conjunction with the processing and documentation of any such requested assignment, subletting, transfer, change of ownership or hypothecation of this Lease.

         14.2 If Lessee desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Lessor of its desire to do so and shall submit in writing to Lessor (i) the name of the proposed subtenant or assignee; (ii) the nature of the proposed subtenant's or assignee's business to be carried on in the Premises; (iii) the terms and provisions of the proposed sublease or assignment; and (iv) such reasonable financial information as Lessor may request concerning the proposed subtenant or assignee.

         14.3 No subletting or assignment, even with the consent of Lessor, shall relieve Lessee of its obligation to pay the rent and perform all the other obligations to be performed by Lessee hereunder. The acceptance of rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision of this Lease or to be a consent to any assignment or subletting.

15. ABANDONMENT

         15.1 Lessee shall not abandon the Premises at any time during the term of this Lease. If Lessee shall abandon or surrender the Premises, or be dispossessed by process of law, or otherwise, any personal property or trade fixtures belonging to Lessee and left on the Premises shall, at the option of Lessor, be deemed abandoned. In such case, Lessor may dispose of said personal property in any manner and is hereby relieved of all liability for doing so.

16. BREACH BY LESSEE

         16.1 The occurrence of any of the following shall constitute a breach and material default of this Lease by Lessee:

                  16.1.1 The failure of Lessee to pay or cause to be paid when due any rent, monies, or charges required by this Lease to be paid by Lessee when such failure continues for a period of three (3) days after written notice thereof from Lessor to Lessee;

                  16.1.2 The abandonment as defined in Paragraph 15 of this Lease, or the Premises, by Lessee;

                  16.1.3 The failure of Lessee to do or cause to be done any act, other than payment of rent, monies or charges, required by this Lease;

                  16.1.4 Lessee causing, permitting, or suffering, without the prior written consent of Lessor, any act when this Lease required Lessor's prior written consent or prohibits such act; or

                  16.1.5 Any act of bankruptcy cause, suffered or permitted by Lessee. For purposes of this Lease, "act of bankruptcy" shall include any of the following:

                           16.1.5.1 Any general assignment or general
arrangement for the benefit of creditors;

                           16.1.5.2 The filing of any petition by or against
Lessee to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Lessee and same is dismissed within sixty (60) days;

                           16.1.5.3 The appointment of a trustee or receiver to
take possession of substantially all of Lessee's assets located in the Premises or of Lessee's interest in this Lease; or,

                           16.1.5.4 The attachment, execution or other judicial
seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease.

         16.2 In the event that Lessor issues a three-day notice, notice of abandonment or comparable document by reason of Lessee's breach, and Lessee cures such default, Lessee agrees to pay to Lessor the reasonable cost or preparation and delivery of same.

         16.3 The acceptance by Lessor of rent due hereunder after breach by Lessee will not constitute a waiver of such breach, unless a writing to that effect has been delivered to Lessee.

17. REMEDIES LTON BREACH

         17.1 In the event of any breach by Lessee, in addition to other rights or remedies of Lessor at law or in equity, Lessor shall have the following remedies:

                  17.1.1 Lessor may recover from Lessee the rent as it becomes due and any other amount necessary to compensate Lessor for all detriment proximately caused by Lessee's failure to perform its obligations under this Lease of which in the ordinary course of things would be likely to result therefrom. Lessor may sue monthly, annually or after such equal or unequal periods as Lessor desires for amounts due under this Section 17.1.1. The right to collect rent as it becomes due shall terminate upon the termination by Lessor of Lessee's right to possession. Lessee's right to possession shall not be terminated unless and until Lessor delivers Lessee written notice thereof;

                  17.1.2 Lessor, either as an alternative or subsequent to exercising the remedies set forth in Section 17.1.1, may terminate Lessee's right to possession of the Premises by and upon delivery to Lessee of written notice of termination. Lessor may then immediately reenter the Premises and take possession thereof pursuant to legal proceedings and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee. No notice of termination shall be necessary in the event that Lessee has abandoned the Premises. In the event that Lessor elects to terminate Lessee's right of possession, Lessor may recover the following:

                           17.1.2.1 The "worth at the time of the award" of the
unpaid rent which has been earned at the time of termination. "Worth at the time of award" shall be computed by allowing interest at ten percent (10%) per annum from the first day the breach occurs;

                           17.1.2.2 The "worth at the time of award" of the
amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided. "Worth at the time of award" shall be determined by allowing interest at the rate of ten percent (10%) per annum from the first day a breach occurs;

                           17.1.2.3 The "worth at the time of award" of the
amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves would be reasonably avoided. "Worth at the time of award" shall be computed by discounting such amount at the discount rate at the Federal Reserve Bank of San Francisco at the time of award plus one percent (1 %);

                           17.1.2.4 Any other amount necessary to compensate
Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom including, but not limited to, expenses of reletting, attorneys' fees, costs of alterations and repairs, recording fees, filing fees and any other expenses customarily resulting from obtaining possession of Leased Premises and re-leasing.

         17.2 It is understood that all covenants made by Lessee herein are conditions of this Lease; therefore, in the event of any default by Lessee in fulfilling any of the same, Lessor may at the time thereafter at its option declare a forfeiture of this Lease, and any holding over thereafter shall be construed to be a tenancy from month-to-month only, for the same rental and the conditions, except as to term, as set forth in this Lease.


18. DAMAGE OR DESTRUCTION

         18.1 In the event that any portion of the Building is partially or completely damaged or destroyed or declared unsafe or unfit for occupancy by any authorized public authority for any reason other than Lessee's act, use or occupation, which declaration required repairs to the Building, the rights and obligations of Lessee and Lessor shall be as follows:

                  18.1.1 If the damage is covered under insurance carried by Lessor or Lessee, Lessor shall repair such damage as soon as is reasonably possible and this Lease shall continue in full force and effect;

                  18.1.2 In the event that such damage is not covered by insurance carried by Lessor or Lessee, Lessor shall repair such damage, provided that, such damage or destruction does not exceed twenty percent (20%) of the then replacement value of the improvements, exclusive of trade fixtures, equipment or machinery;

                  18.1.3 Notwithstanding anything contained herein above, (i) if the Premises are damaged or destroyed to any extent during the last Lease year,
(ii) if the uninsured portion of such damage exceeds twenty percent (20%) of the then replacement value of the improvements, or (iii) over twenty percent (20%) of the Building shall be damaged or destroyed at any time, Lessor may, at Lessor's option, cancel and terminate this Lease by delivery of written notice to Lessee to so terminate. Said written notice shall be made within thirty (30) days after the date of occurrence of such damage or destruction and shall be effective as of the date of such notice. If notice is not given within thirty
(30) days, Lessor shall be deemed to have elected to restore the damage or destruction and shall repair such damage as soon as reasonably possibly.

         18.2 If Lessor elects or is required to make repairs, Lessee shall be entitled to a reduction in rent during the time in which the repairs are being made to the extent to which Lessee's use of the Premises is impaired.

         18.3 Lessor's obligation to restore shall not include the restoration or replacement of Lessee's trade fixtures, equipment, machinery or any improvements or alterations made by Lessee to the Premises. Lessee shall restore and replace the same in the event that Lessor is obligated or elects to repair any damage or destruction of the Premises.

19. CONDEMNATION

         19.1 If the Premises or any portion thereof are taken under the power of eminent domain, or sold by Lessor under the threat of the exercise of such power, this Lease shall terminate as the part so taken by Lessor under the threat of the exercise of such power, this Lease shall terminate as the part so taken as of the date that the condemning authority takes possession of the Premise. If more than twenty-five percent (250) of the Premises is taken or sold under such threat, either Lessor or Lessee may terminate this Lease as of the date that condemning authority takes possession by delivery of written notice of such election within twenty (20) days after such party has been notified of the taking or, in the absence thereof, within twenty (20) days after the condemning authority shall have taken possession.

         19.2 If this Lease is not terminated by Lessor or Lessee, it shall remain in full force and effect as to the portion of the Premises remaining, provided that, the rent shall be reduced by that proportion which the floor area of the Premises taken dears the gross floor area. In such event, Lessor shall, at Lessor's expense, restore the Premises to a complete unit of like quality and character except as to size, as existed prior to the date on which the condemning authority took possession. All awards for the taking of any part of the Premises or proceeds from the sale made under the threat of the exercise of the power of eminent domain shall be the property of Lessor, whether made as compensation for diminution of value of the Leasehold estate, for the taking of the fee, or as severance damage, provided, the Lessee shall be entitled to any award for loss of or damage to Lessee's trade fixtures and removable personal property.

20. SURRENDER OF LEASE

         20.1 The voluntary or other surrender of its interest in this Lease by Lessee or a mutual cancellation of this Lease shall not work a merger, and shall, at the election of Lessor, wither terminate all or any existing sublease or subtenancies. Lessor shall exercise its selection within thirty (30) days of any surrender or cancellation.

21. ATTORNEY'S FEES

         21.1 In the event that Lessor is required to engage legal counsel to enforce any provisions of this Lease, Lessee shall pay, as additional rent, all attorney's fees, legal action or proceeding between the parties, the ultimately prevailing party shall be entitled to reasonable attorney's fees and expenses as a part of the judgment resulting therefrom.

22. SALE OF THE PREMISES BY LESSOR

         22.1 Notwithstanding any provisions of this Lease to the contrary, Lessor may assign, in whole or in part, Lessor's interest in this Lease and may sell all or part of the real estate of which the Premises are a part. In the event of any sale or exchange of the Premises by Lessor and assignment by Lessor of this Lease, Lessor shall be and is hereby entirely freed and relieved of all liability under any and all covenants and obligation contained in or derived from this Lease or arising out of any act, occurrence or omission relating to the Premises which occurs after the consummation of such sale, exchange or assignment provided the transferee assumes the obligations of Lessor hereunder.

23. ESTOPPEL CERTIFICATES

         23.1 Lessee shall at any time during the term of this Lease, within ten
(10) days of written notice from Lessor, execute and deliver to Lessor a statement in writing certifying that his Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification. Lessee's statement shall include other details requested by Lessor, such as the date to which rent and other charges are paid, Lessee's knowledge concerning any uncured defaults with respect to Lessor's obligations under this Lease, and the nature of such defaults if they ARE claimed. Any such statement may be relied upon conclusively by any purchaser or lender having an interest in the Premises. Lessee's failure to deliver such statements within such time shall be conclusive upon the Lessee that this Lease is in full force and effect, and that there are no uncured defaults in Lessor's performance, unless notice of any such default has previously been given to Lessor.

24. SUBORDINATION AND ATTORNMENT

         24.1 Except as otherwise provided herein, this Lease is hereby made subordinate to any liens of any Mortgagee now or hereafter in force, and to all advances made or hereafter made upon the security thereof. Any Mortgagee may, at its option, subordinate its mortgage or deed of trust to this I-ease.

         24.2 In the event any proceedings are sought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust encumbering the Premises, Lessee shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Lessor under this Lease.

         24.3 Lessee, upon request of any party in interest, shall within ten
(10) days written request of Lessor execute such instruments and certificates to carry out the intent of Sections 24.1 and 24.2 as shall be requested by Lessor. If, within fifteen (15) days after a written request by Lessor to execute such instruments, Lessee shall not have executed the same, Lessor may, at its option, cancel this Lease without incurring any liability on account thereof, and the term hereby granted is expressly limited accordingly.

         24.4 Notwithstanding any subordination, Lessee's right to quiet enjoyment of the Premises shall not be disturbed if Lessee is not in default under the terms of this Lease and this Lease shall remain in full force and effect for the full term hereof.

25. HOLDING OVER

         25.1 If Lessee should remain in possession of the Premises after the expiration of the term of this Lease without executing a new Lease or after Lessor had declared a forfeiture by reason of a default by Lessee, then such holding over shall be construed as a tenancy from month-to-month, subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month-to-month tenancy.

26. LIABILITY OF SUCCESSORS

         26.1 The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators, and permitted assigns of all of the parties hereto and all of the parties hereto shall be jointly and severally liable for the covenants contained herein.

27. INTERPRETATIONS

         27.1 Whenever the singular number is used in this Lease, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word "person" shall include corporation, firm, or association, when required by the context.

         27.2 The headings of titles to the paragraphs of this Lease are for convenience only and do not in any way define, limit or construe the contents of such paragraphs.

         27.3 This instrument contains all of the agreements and conditions made between the parties with respect to the hiring of the Premises and may not be modified orally or in any other manner other than a written instrument signed by all parties to this Lease.

         27.4 The laws of the State of California shall govern the validity, performance and enforcement of this Lease.

         27.5 If any provision of this Lease is determined to be void by any court of competent jurisdiction, such determination shall not affect any other provisions of this Lease and such other provisions shall remain in full force and effect. If any provision of this Lease is capable of two constructions, one which would render the provision void and one would render the provision valid, the provision shall be interpreted in the manner which would render it valid.

         27.6 Upon written request of Lessor, Lessee agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a Mortgagee incident to the financing of the real property of which the Premises constitute a part. Any changes affecting the consideration to be paid by Lessee or modifying the term of this Lease shall be deemed as materially altering the terms hereof.

         27.7 Except as may otherwise be expressly stated, each payment required to be made by Lessee shall be in addition to and not in substitution for other payments to be made by Lessee.

28. TIME OF ESSENCE

         28.1 Time is of the essence in this Lease.

29. FORCE MAJEURE

         29.1 Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substances therefore, governmental restrictions, regulations, or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to that resulting from such prevention, delay or stoppage, except those obligations of Lessee to make payment for rental and other charges pursuant to the terms of this Lease.

30. RIGHT OF FIRST REFUSAL

         30.1 Lessee shall have the right of first refusal to lease any other space that becomes available on the third floor upon the same terms and conditions as Lessor would accept from a bona fide third party lessee. Lessor shall notify Lessee in writing of any such offer Lessor is willing to accept, and Lessee shall have five (5) days from receipt of Lessor's notice to exercise Lessee's right of first refusal by delivering Lessee's notice of such exercise to Lessor in writing. Failure to exercise said right as provided herein within said five (5) day period shall be construed as Lessee's rejection of such right. However, Lessee shall not have said right of first refusal so long as a then tenant in the building remains in said space under a lease.

31. PARKING

         31.1 Free parking shall be provided in accordance with the project parking ratio of four spacer per one thousand (4/1,000) square feet of usable space.

32. NOTICES

         32.1 All notices to be given by one party to the other under this Lease shall be in writing, mailed or delivered to the other party at the following address:


         To Lessor:                          Burnham Pacific Properties
         610 West Ash Street, 20th Floor
         San Diego, California 92101
         Attention: Mr. Michael L. Rubin

         To Lessee:                      Applied Retail Solutions, Inc.
         12707 High Bluff Drive, Suite 335
         San Diego, California 92130
         Attention: Mr. Larry K. Lahodny

         32.2 Mailed notices shall be sent by United States Postal Service certified or registered mail, postage prepaid and shall be deemed to have been given on the date posting in the United States Postal Service.

         32.3 Either party may, by proper notice, at any time designate a different address to which notice shall be sent.

33. SPECIAL PROVISIONS

         33.1 Lessor and Lessee acknowledge that Exhibits "A", "B", and "C" are attached hereto and made a part hereof.

34. CONTINGENCY

         34.1 A portion of the Premises containing approximately 6,868 rentable square feet is currently leased to Coordinate Healthcare Systems (CIGNA) (hereafter "the CIGNA Premises"). Lessee is currently a sublessee of CIGNA for an approximately 3,235 rentable square foot portion of the CIGNA Premises.

         34.2 This Lease is specifically contingent upon Lessor re-acquiring the CIGNA Premises (including such portion thereof that Lessee currently is subleasing).

         34.3 In the event Lessor is unable to re-acquire the CIGNA Premises, this Lease shall be cancelled upon written notice by Lessor to Lessee and thereafter shall be of no further force and effect. In such event, Lessor shall have no liability to Lessee except for the return to Lessee of the additional security deposit paid by Lessee in accordance with Paragraph 3.5 above.

         IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first above written.

LESSOR:                                      LESSEE:

BURNHAM PACIFIC PROPERTIES, INC., a          APPLIED RETAIL SOLUTIONS, INC., a
California corporation                       California corporation
By:
 Michael L. Rubin
 Executive Vice President                    By: /s/ Sam O. Picard
                                                 -------------------------------
                                                 Sam O. Picard
                                                 President

                                             By: /s/ K. Lahodny
                                                 -------------------------------
                                                 K. Lahodny
                                                 Executive Vice President

                                   EXHIBIT A


[graphic of Third Floor]


PREMISES 16,186 R.S.F.
THIRD FLOOR
Highlands Plaza

                                   EXHIBIT "B"
                              RULES AND REGULATIONS

         1. Lessee agrees to abide by such rules and regulations now existing and as amended at Lessor's discretion from time to time.

         2. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to any part of the outside of the Building without the prior written consent of Lessor. Lessor shall have the right to remove any such sign, notice, placard, picture, advertisement or name without notice to and at the expense of Lessee.

                  Any signs shall be installed at the sole expense of Lessee by a person approved by Lessor and only at locations approved by Lessor. Inside signs, notices, placards, pictures or advertisements must not be objectionable from outside site, or from common area of the Building.

                  Lessee shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside. Lessor shall provide reasonable space on the directory sign for Lessee's underwriters or affiliates.

         3. The directory of the Building will be provided exclusively for displaying the name and location of Lessee only and Lessor reserves the right to exclude any other names therefrom. Lessor shall provide reasonable space on the directory sign for Lessee's underwriters or affiliates.

         4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Lessee or used for any purpose other than for ingress and egress from the Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Lessor shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgement of the Lessor shall be prejudicial to the safety, character, reputation and interests of the Building and its Lessees; provided that, noting herein contained shall be construed to prevent such access to persons with whom the Lessee normally deals in the ordinary course of Lessee's business unless such persons are engaged in illegal activities. No Lessee or employee or invitee of any Lessee shall go upon the roof of the Building.

         5. Lessor will direct any electricians as the manner and location of any future telephone wiring. No boring or cutting for wiring will be allowed without the prior consent of Lessor. The location of telephones, call boxes and other office equipment installed in the Premises shall be subject to the prior approval of Lessor in each instance.

         6. The plumbing facilities shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by the Lessee, who shall, or whose employees, agents and invitees shall have caused it.

         7. Lessee shall not mark, nail, drill or otherwise deface walls, ceilings, partitions, floors, doors, wood paint, stone or metal work of the Building.

         8. No Lessee shall lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Lessor. The expense of repairing any damage resulting from violation of this rule or removal of any floor covering shall be borne by the Lessee by whom, or by whose contractors, employees or invitees, the damage have been caused.

         9. Lessee shall not use, keep or permit to be used, or kept, any foul or obnoxious gas or substance in the Premises or permit or suffer the Premises to be used or occupied in any manner offensive or objectionable to Lessor or other occupants of the Building by reason of any noise, odors and/or vibrations.

         10. Lessee, or its agents, shall not play any musical instruments or make or permit any noises in the Building which are inconsistent with Lessee's operation or business.

         11. Lessee, or its employees, clients, prospective customers, or invitees, shall not loiter in the entrance or corridors of the Building, or in any way obstruct the sidewalks, hallways, stairways and elevators, and shall use the same only as a means of access to ingress or egress from the Premises.

         12. Lessee shall not overload the floor area of the Premises and the weight, size and position of all safes and other heavy equipment shall be subject to location designated by Lessor.

         13. All furniture, equipment and freight shall be moved in and out of the Building only at hours and in accordance with rules established by Lessor. Lessor will not be responsible for loss or damage to any furniture, equipment, or other personal property of Lessee from any cause.

         14. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down the elevators between such hours in such elevators as shall be designated by Lessor.

         15. On Saturdays, Sundays, and legal holidays between the hours of 7:00 p.m. and 8:00 a.m. and weekdays between the hours of 11:00 p. m. and 8:00 a. m., access to the Building or to the halls, corridors, elevators or stairways in the Building or the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. The Lessor shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building or any person. In case of invasion, mob, riot, public excitement, or other recommendation, Lessor reserves the right to prevent access to the Building during such hours as Lessor, in its discretion, may determine to be necessary for the safety of the Lessees and protection of the Building and the personal property situated thereon.

         16. All keys for the Premises shall be provided to Lessee by Lessor and Lessee shall return to Lessor any of such keys so provided upon the termination of the Lease. Lessee shall not change locks or install other locks on doors of the Premises. In the event of loss of any keys furnished by Lessor for Lessee, Lessee shall pay to Lessor the cost thereof. Lessee reserves the right to secure certain areas within the Leased Premises.

         17. No person shall enter or remain in the Building while intoxicated or under the influence of liquor or drugs, unless such drugs are administered by a licensed physician. Lessor shall have the right to exclude or expel from the Building any person who, in the absolute discretion of Lessor, is under the influence of liquor or drugs.

         18. Employees of Lessor shall not perform any work or do anything outside of their regular duties without special instructions from the Lessor. No employee will admit any person (Lessee or otherwise) to any office without specific instructions from the Lessor.

         19. No Lessee shall install any form of window covering or ventilators or similar devices visible from the outside of the Building without prior written consent of the Lessor.

         20. Lessee shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

         21. Lessee shall not keep or permit to be kept in the Building any inflammable or highly combustible materials.

         22. Lessee shall not use the name of the Building in connection with or in promoting or advertising the business of Lessee, except as Lessee's address without the written consent of Lessor.

         23. Lessee shall upon completion of work, turn off all lights and other machinery in the Premises to prevent waste and damages.

         24. Lessee may be installing vending machines on the Premises, provided Lessor approves of their location.

         25. Showers & Lockers are for the exclusive use of tenants. Lockers may be secured for 1 hour at a time. Overnight storage is not allowed and night maintenance crews will remove all locks.

         26. All parking will be for the exclusive use of tenants, their employees and guests. Boats, campers and motor homes, etc., are not to be left on the property.

         27. Tenants and their employees will respect the "No Smoking" signs posted in public restrooms in accordance with City ordinances.

         28. Tenants and their employees are expected to help maintain the integrity and beauty of the Premises by not leaving trash, cigarette butts, etc., in the atrium, hallways, and other common areas, unless left in containers specifically marked for such purpose.

         29. Tenants and their employees are not to wade or swim in the fountain, nor are any foreign articles or substances to be put into the fountain or water.

         30. Not complying with the rules and regulations will constitute a material breach of this Lease if so determined by judge or jury.

                              FIRST LEASE AMENDMENT

THIS LEASE AMENDMENT is dated February 17, 1993, by and between Burnham Pacific Properties, Inc., a California corporation ("Lessor"), and Applied Retail Solutions, Inc., a California corporation. WHEREAS, on December 14, 1992, Burnham Pacific Properties ("Lessor") and Applied Retail Solutions ("Lessee") entered into a lease for approximately 16,186 rentable square feet, known as Suite 335 of the building located at 12707 High Bluff Drive, San Diego, California 92130; and

WHEREAS, Lessor and Lessee desire to amend said lease. NOW, THEREFORE, Lessor and Lessee hereby agree as follows:

         1. Premises: The Premises described in Section 1 of the Lease shall be reduced by 2,291 rentable square feet to reflect the actual square footage of 13,895 rentable square feet, more particularly described in the floorplan. set forth in Exhibit "A-1" attached hereto which hereinafter shall supersede Exhibit "A" attached to the Lease.

         2. Base Monthly Rental: Notwithstanding anything contained in the Lease to the contrary, the Base Monthly Rental, net of separately metered utilities, described in Section 3.1.1 of the Lease, shall be amended as follows:

                                                   Base Monthly Rental,
                                                    Net of Separately
                              Year                  Metered Utilities
                              1                        $16,118.20
                              2                        $16,812.95
                              3                        $17,507.70
                              4                        $18,202.45
                              5                        $18,897.20
                              6                        $19,591.95
                              7                        $20,286.701




         3. Operating Expense Adjustment: The Operating Expense Adjustment shall continue in accordance with Section 11.3 of the Lease. Lessee's pro-rata share of the building shall be amended to reflect the amended square footage in Paragraph 1 above (13,895 rentable square feet), thereby reducing Lessee's pro-rata share of the building to twenty-four and one-quarter percent (24.25 %) for the purposes of calculating operating expense pass-throughs.

         4. Tenant Improvements: Lessor shall pay to Lessee, Lessee's actual cost of either purchasing or constructing a reception area desk, up to a maximum cost of Two Thousand and No/100 Dollars ($2,000.00). Lessor shall make such payment to Lessee within ten (10) business days after Lessor receives (i) written notice from Lessee that such reception desk has been installed in the Premises, and (ii) a final waiver of lien from Lessee's contractor and/or a paid invoice from Lessee's supplier.

         5. Accept as provided herein, all other terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

LESSOR:                                 LESSES:

BURNHAM PACIFIC PROPERTIES, INC.,       APPLIED RETAIL SOLUTIONS, INC.



By:                                     By:
      Michael L. ubin
      Vice President
                                        Date:

                           LEASE TERMINATION AGREEMENT

         THIS LEASE TERMINATION AGREEMENT ("Agreement") is made and entered into as of this 18th day of December, 1992, by and between Burnham Pacific Properties, Inc., a California corporation ("Lessor"), and Applied Retail Solutions, Inc., a California corporation ("Lessee").

                                   RECITALS:

         A. Pursuant to the terms and provisions of that certain Office Building Lease dated as of July 13, 1988, and amended as of June 25, 1992 (as amended, the "Prior Lease"), Lessor (as the successor in interest to the original lessor, Highlands Park Partnership, a California General Partnership) Lessor has leased to Lessee approximately 6,145 net rentable square feet of space located on the third floor, Suite 335 (the "Existing Premises"), within an office and commercial building located at 12707 High Bluff Drive, San Diego, California (the "Building").

         B. Lessor and Lessee desire to terminate the Prior Lease and execute a new lease (the "New Lease") for approximately 16,186 net rentable square feet in Suite 335 (the "New Premises") of the Building all on the terms and conditions set forth therein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants and upon the conditions contained herein, and for other good and valuable consideration (including, without limitation, Lessee's execution of the New Lease), the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

         1. Effective Date. As used in this Agreement, the term the "Effective Date" shall mean the date after execution of the New Lease by both parties thereto upon which (i) Lessee has fully occupied the New Premises (which date shall not be earlier than the date the New Premises are substantially completed, (as defined in Paragraph 2 of the New Lease), (ii) the contingency in Paragraph 34 of the New Lease has been removed, and (iii) Lessee is in compliance with all of the provisions thereof.

         2. Termination of Prior Lease. Effective on the Effective Date, the term of the Prior Lease shall be deemed terminated.

         3. Payment Obligations. In addition to any amounts that have or may become due and owing under the Prior Lease and notwithstanding the provisions of the New Lease, Lessee shall also remain responsible for the following:

                  a. Any expenses payable Lessor and/or to third parties, including but not limited to, utility charges, real property taxes, rent, operating expenses, and insurance premiums, which Lessee would otherwise have been required to pay for or assume responsibility for pursuant to the Prior Lease and which accrue during the term of the Prior Lease on or before the Effective Date; and

                  b. Obligations payable to third parties unaffiliated in any way with Lessor with respect to personal injuries or property damage occurring during the term of the Prior Lease but prior to the Effective Date which Lessee would otherwise have been required to pay pursuant to the Prior Lease.

         4. Rresentations and Warranties of Lessee. Lessee hereby makes the following representations and warranties to Lessor (all of which representations and warranties, together with all other representations and warranties made by Lessee in this Agreement, shall survive the Effective Date):

                  a. Lessee has the full power, authority and legal right to enter into and to perform and observe the provisions of this Agreement without the authorization and consent of any other party or entity; this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Lessee and will not violate the terms and provisions of Lessee's bylaws or other organizational documents; and this Agreement has been duly and validly executed and delivered by Lessee and constitutes a value, binding and enforceable obligation of Lessee. All authorizations and consents required from any other person or entity to enable Lessee to enter into this Agreement and terminate the Prior Lease have been obtained.

                  b. Lessee has not assigned, transferred or conveyed, and agrees not to assign, transfer or convey, its interest in the Existing Premises, the Prior Lease or any claims or potential claims it may have against Lessor.

         5. Indemnification. Lessee shall indemnify, protect, defend (by counsel reasonably satisfactory to Lessor) and hold wholly harmless Lessor from and against any claims, actions, causes of action, losses, liabilities, damages, costs and expenses (including, without limitation, attorneys' fees and costs) which arise out of or in connection with or inaccuracy in Lessee's representations and warranties contained in this Agreement or any breach by Lessee hereunder.

         6. Time of the Essence. Lessor and Lessee hereby acknowledge and agree that time is of the essence of this Agreement.

         7. Invalidity of Provisions. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof.

         8. Attorneys' Fees. If either party hereto commences an action against the other to enforce any of the terms hereof, or to obtain damages for any alleged breach of any of the terms hereof, or for a declaration of rights hereunder, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees and costs, including without limitation, any such fees and costs incurred in connection with any appeals, and any and all bankruptcy claims, actions and proceedings deemed necessary or desirable to enforce any of the terms of this Agreement or otherwise protect the interest of such party.

         9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         10. Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably required by any other party to effectuate fully the terms and provisions of this Agreement, provided such documents orations do not materially limit, reduce or impair the rights of the party upon whom such required is made.

         11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         12. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

         13. Severability. Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not effect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

         IN WITNESS WHEREOF, Lessor and Lessee have entered into this Agreement as of the date first above written.

  LESSOR:                               LESSEE:

  BURNHAM PACIFIC PROPERTIES, INC.,     APPLIED RETAIL SOLUTIONS, INC.,
  a California corporation              a California corporation
  By:

                             SECOND LEASE AMENDMENT


THIS SECOND LEASE AMENDMENT is dated February 17, 1994, by and between Burnham Pacific Properties, Inc., a California corporation ("Lessor"), and Applied Retail Solutions, Inc., a California corporation.

WHEREAS, on December 14, 1992, Burnham Pacific Properties ("Lessor") and Applied Retail Solutions ("Lessee") entered into a lease for approximately 16,186 rentable square feet, known as Suite 335 of the building located at 12707 High Bluff Drive, San Diego, California 92130; and

WHEREAS, Lessor and Lessee amended said Lease ("First Lease Amendment") on February 17, 1993; and

  WHEREAS, Lessor and Lessee desire to amend said Lease and First Lease
Amendment.

NOW, THEREFORE, Lessor and Lessee hereby agree as follows:

         1. Premises: The Premises described in Section 1 of the First Lease Amendment shall be increased by 2,600 rentable square feet to reflect the actual footage of 16,495 rentable square feet, more particularly described in the floorplan set forth in Exhibit "A-2" attached hereto which hereinafter shall supersede Exhibit "A-1" to the Lease. The expansion premises are more particularly described in Exhibit "C" which shall be incorporated as a part of the Lease.

         2. Commencement: The rental provisions of this Second Lease Amendment, which are described in greater detail in Paragraph 3 of this Second Lease Amendment, shall commence upon substantial completion of tenant improvements. Lessor shall give Lessee not less than ten (10) business days prior written notice of the date Lessor expects the Premises to be substantially complete.

         3. Base Monthly Rental: Notwithstanding anything contained in the Lease or the First Lease Amendment to the contrary, the Base Monthly Rental, net of separately metered utilities, described in Section 3.1.1 of the Lease, shall be amended as follows:


                                                        BASE MONTHLY RENTAL,
                                                          NET OF SEPARATELY
              PERIOD METERED UTILITIES

             Commencement to 04/30/94                         $19,134.20
               05/01/94 to 04/30/95                           $19,958.95
               05/01/95 to 04/30/96                           $20,783.70
               05/01/96 to 04/30/97                           $21,608.45
               05/01/97 to 04/30/98                           $22,433.20
               05/01/98 to 04/30/99                           $23,257.95
               05/01/99 to 04/30/00                           $24,082.70

         4. Operating Expense Adjustment: The Operating Expense Adjustment shall continue in accordance with Section 11.3 of the Lease. Lessee's pro-rata share of the building shall be amended to reflect the square footage in Paragraph 1 of this Second Lease Amendment, thereby increasing Lessee's pro-rata share of the building to 28.72 % for the purposes of calculating operating expense reimbursements.

         5. Tenant Improvements: Lessor shall, subject to the provisions of this Paragraph 5, at its sole cost and expense, construct improvements to the expanded premises in accordance with Exhibit "C". Lessor shall not be responsible for the cost of constructing improvements or providing labor, materials or services which are not incorporated in Exhibit "C". Concurrent with its execution of this Second Amendment to Lease, Lessee shall indicate its approval of the scope of construction and other materials or services to be provided by Lessor by initialing Exhibit "C" in the space provided. .

         6. Except as provided herein, all other terms and conditions of the Lease shall remain in full force and effect.

         7. Successors and Assigns: This Second Lease Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties to this Agreement.



IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

LESSOR:                                      LESSEE:
BURNHAM PACIFIC PROPERTIES, INC.             APPLIED RETAIL SOLUTIONS, INC.


By:                                          By:

                              THIRD LEASE AMENDMENT

THIS THIRD LEASE AMENDMENT is dated August 17, 1994, by and between Burnham Pacific Properties, Inc., a California corporation ("Lessor"), and Applied Retail Solutions, Inc., a California corporation ("Lessee").

WHEREAS, on December 14, 1992, Burnham Pacific Properties and Applied Retail Solutions entered into a lease for approximately 16,186 rentable square feet, known as Suite 335 of the building located at 12707 High Bluff Drive, San Diego, California 92130 (the "Lease"); and

WHEREAS, Lessor and Lessee amended said Lease ("First Lease Amendment") on February 17, 1993; and

WHEREAS, Lessor and Lessee amended said Lease ("Second Lease Amendment") on February 17, 1994; and

WHEREAS, Lessor and Lessee desire to amend said Lease, First Lease Amendment, and Second Lease Amendment. NOW, THEREFORE, Lessor and Lessee hereby agree as follows: 1. Premises: The Premises described in Section 1 of the Second Lease Amendment shall be increased by 1,818 rentable square feet to reflect the total footage of 18,313 rentable square feet, more particularly described in the floorplan set forth in Exhibit "A-3" attached hereto which hereinafter shall supersede Exhibit "A-2" to the Second Lease Amendment. The expansion premises are more particularly described in the Exhibit "C" attached hereto which shall be incorporated as a part of the Lease.

          2. Commencement: The rental provisions of this Third Lease Amendment, which are described in greater detail in Paragraph 3 of this Third Lease Amendment, shall commence upon substantial completion of tenant improvements. Lessor shall give Lessee not less than ten (10) business days prior written notice of the date Lessor expects the Premises to be substantially complete.

         3. Base Monthly Rental: Notwithstanding anything contained in the Lease, the First Lease Amendment, or the Second Lease Amendment, to the contrary, the Base Monthly Rental, net of separately metered utilities, described in Section 3.1.1 of the Lease, shall be. amended as follows:

                                             Base Monthly Rental, Net
                                             of Separately Metered
                    Period                        Utilities
             Commencement to 04/30/95
             05/01/95 to 04/30/96                 $22,158.73
             05/01/96 to 04/30/97                 $23,074.38
             05/01/97 to 04/30/98                 $23,990.03
             05/01/98 to 04/30/99                 $25,821.33
             05/01/99 to 04/30/00                 $26,736.98

         4. Security Deposit: Article 3.5 of the Lease shall he amended to reflect a security deposit of $22,158.73. Lessee shall deposit with Lessor, concurrent with Lessee's execution of this Third Lease Amendment, the sum of $955.07, representing the additional security deposit clue.

         5. Operating Expense Adjustment: The Operating Expense Adjustment shall continue in accordance with Section 11.3 of the Lease. Lessee's pro-rata share of the building shall be amended to reflect the square footage in Paragraph 1 of this Third Lease Amendment, therehy increasing Lessee's pro-rata share of the building to 31.62% for the purposes of calculating operating expense reimbursements.

         6. Tenant Improverr,ents: Lessor shall, subject to the provisions of this Paragraph 6, at its sole cost and expense, construct improvements to the expanded premises in accordance with Exhibit "C". Lessor shall not be responsible for the cost of constructing improvements or providing labor, materials or services which are not incorporated in Exhibit "C". Concurrent with its execution of this Third Amendment to Lease, Lessee shall indicate its approval of the scope of construction and other materials or services to be provided by Lessor by initialing Exhibit "C" in the space provided.

         7. Except as provided herein, all other terms and conditions of the Lease shall remain in full force and effect.

         8. Successors and Assigns: This Third Lease Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties to this Agreement.


IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

LESSOR:                                      LESSEE:
BURNHAM PACIFIC PROPERTIES, INC.             APPLIED RETAIL SOLUTIONS, INC.

By:                                          By:

       Ira Schwartz
       Vice president                              Sam 0. Pickard

Date:     8-31-94                            Date: 8/29/94

                                             By:
                                                   Larry K. Lahodny
                                                   Date: 8/29/94

                                                                  JOHN BURNBAM &
                                                                         COMPANY


410 WEST ASH STREET SAN DIEGO, CA 92101-3212 TELEPHONE 619-790-1333

April 4, 1994


Mr. Larry Lahodny
Executive Vice President
Applied Retail Solutions
12707 High Bluff Drive, Ste. 335
Sacs Diego, CA 92130

 Re:      Second Lease Amendment
          Lease dated December 14, 1992
          Suite 335
          12707 High Bluff Drive
          San Diego, CA 92130

 Dear Mr. Lahodny:


In accordance paragraph 2 of the referenced Lease Amendment, this letter is to notify you that the expansion into Suite 310 will be substantially completed and payment of rent will begin on Monday, April 11, 1994.

Please sign one copy of this letter and return it to me for our records. The original of this letter wilt be mailed to you for your records and should be kept with the Lease as a material part of the lease.


Sincerely,



Judith I-1. Chapman
Vice President - Portfolio Manager
Real Estate and Asset Management Division


                                             AGREED AND ACCEPTED;

                                             APPLIED RETAIL SOLUTIONS, INC.

                                             By: /s/ Larry Lahodny
                                                 -------------------------------
                                                 Larry Lahodny
                                                 Executive Vice President


                                             DATE:
                                                  ------------------------------

                                                                        ORIGINAL

                             FOURTH LEASE AMENDMENT

         THIS FOURTH LEASE AMENDMENT is made and entered into this 7th day of April, 1999, by and between PROPERTY LS OB ONE CORPORATION, an Oregon corporation ("Lessor") and APPLIED RETAIL SOLUTIONS, INC., a Delaware corporation ("Lessee").

                                    RECITALS

         A. Burnham Pacific Properties, Inc., Lessor's predecessor-in-interest, and Lessee entered into that certain written lease agreement dated December 14, 1992 (the "Original Lease"), as amended by that certain First Lease Amendment dated February 17, 1993 (the "First Amendment"), that certain Second Lease Amendment dated February 17, 1994 (the "Second Amendment"), and that certain Third Lease Amendment dated August 17, 1994 (the "Third Amendment") (collectively, the "Lease"), pursuant to which Lessor's predecessor leased unto Lessee and Lessee leased from Lessor's predecessor approximately 18,313 rentable square feet of space commonly known as Suite 335 (the "Premises") located in that certain office building known as 12707 High Bluff Drive, San Diego, California 92130 (the "Building"), as more particularly described in the Lease.

         B. Lessor is the current owner of the building and has succeeded to all of Burnham Pacific Properties, Inc.'s right, title and interest in and to the Lease.

         C. The expiration date of the Lease has been previously documented incorrectly in the Second Amendment and the Third Amendment as April 30, 2000. The term of the Lease actually expires on August 31, 2000, and the parties hereto desire to correct such error. Furthermore, Lessee desires to extend the term for an additional four (4)-year period. Lessor agrees to so extend the term of the Lease upon the terms and conditions outlined in this Amendment.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the facts mentioned above, the mutual promises set forth below and other good and valuable consideration, the sufficiency and receipt of,which is hereby acknowledged, the parties hereto do agree as follows:

         1. Effective Date. Unless otherwise provided herein, the amendments to the Lease outlined below shall be effective upon the Commencement Date (as defined below).

         2. Commencement Date; Term of Lease. Section 2.1 of the Original Lease shall be deleted in its entirety and replaced with the following:

         "2.1 The term of this Lease shall be for forty-eight (48) months commencing on September 1, 2000 (the "Commencement Date") and ending on August 31, 2004 (the "Termination Date")."

         Also, Sections 2.3 and 2.4 are no longer applicable and, therefore, shall be deleted in their entirety.

         3. BASE MONTHLY RENTAL. Due to the error in the prior amendments regarding the expiration date of the Lease, as referenced in the recital paragraphs above, as of the date this Amendment is executed, the last line of the chart setting forth Base Monthly Rental in paragraph 3 of the Third Amendment shall be changed to read as follows:

                   "05/01/99 to 8/31/00             $26,736.98"

         Also, as of the Effective Date of this Amendment, the chart setting forth Base Monthly Rental in Section 3.1.1 of the Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment and the immediately preceding paragraph of this Amendment, shall be deleted in its entirety and replaced with the following:

         "Period                 Monthly P.S.F. Rate              Monthly Rental
         9/1/00 - 8/31/01               $2.05                     $37,541.65
         9/1/01 - 8/31/02               $2.12                     $38,823.56
         9/1/02 - 8/31/03               $2.19                     $40,105.47
         9/1/03 - 8/31/04               $2.26                     $41,387.38"

         4. SECURITY DEPOSIT. The security deposit currently being held by Lessor in the amount of Twenty-Two Thousand One Hundred Fifty-Eight and 73/100 Dollars ($22,158.73) shall continue to be held by Lessor in accordance with the terms and conditions of Section 3.5 of the Original Lease during the remainder of the term of the Lease, as extended by this Amendment.

         5. Use of Premises. The following shall be added as a new Section 4.6 to the Lease:

                  "4.6 Lessee shall not bring or keep, or permit to be brought or kept, in the Premises or the Building any toxic or hazardous substance, material or waste or any other ;_ contaminant or pollutant, provided that Lessee may store and use toner, cleaning fluids, and similar office materials if such storage and usage is (i) permitted by applicable law and (ii) accomplished in strict compliance with such law. Lessee shall indemnify, defend, and hold Lessor harmless from and against any and all actions, costs, claims, damages (including without limitation, attorneys', consultants', and experts' fees, court costs, and amount paid in settlement of any claims or actions), fines, forfeitures, or other civil, administrative, or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables, or natural resources), liabilities, or losses arising from a breach of this prohibition by Lessee, its affiliates, agents, employees, contractors, subtenants, assignees, or invitees."

         6. INSURANCE. Article 8 of the Original Lease shall be amended as follows. First, Section 8.1.1 shall be deleted and replaced with the following:

                   "8.1.1 Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Building. Such insurance shall afford, at a minimum, the following limits:

                   Each Occurrence                               $   1,000,000
                   General Aggregate                                 2,000,000
                   Products/Completed Operations Aggregate           2,000,000
                   Personal and Advertising Injury Liability         1,000,000
                   Fire Damage Legal Liability                          50,000
                   Medical Payments                                      5,000

         Any general aggregate limit shall apply on a per-location basis. Such insurance shall name Lessor, Lessor's agent and advisor, Lessor's property manager, including the trustees, officers, directors, agents, and employees of each of the foregoing entities ("Lessor's Representatives"), and any mortgagee, all as additional insureds."

         Second, the following shall be added as new sections of Article 8 to the Original Lease:

                   "8.1.2 Business auto liability which insures against bodily injury and property damage claims arising out of the ownership, maintenance, or use of "any auto." A minimum of a $1,000,000 combined single limit per accident shall apply.

                    8.1.3 Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business auto liability, and employers liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with the following minimum limits:

                    Each Occurrence                        $  2,000,000
                    Annual Aggregate                          2,000,000

         These limits shall be in addition to and not including those stated for underlying commercial general liability, business auto liability, and employers liability insurance. Such policy shall name Lessor, its trustees, officers, directors, agents, and employees, Lessor's Representatives, and any mortgagee as additional insureds."

         Existing Sections 8.1.2, 8.1.3 and 8.1.4 of the Original Lease shall be re-numbered as Sections 8.1.4, 8.1.5 and 8.1.6, respectively.

         The second sentence of Section 8.1.3 (now numbered as 8.1.5) shall be deleted in its entirety and replaced with the following:

          "Certificates of insurance shall include an endorsement for each policy showing that Lessor, its trustees, officers, directors, agents, and employees, Lessor's mortgagees and Lessor's Representatives are included as additional insureds on all liability policies other than employer's liability and workers COMPENSATION POLICIES."

         7. RIGHT OF FIRST REFUSAL. Article 30 of the Original Lease, including
Section 30.1 thereunder, shall be deleted in its entirety.

         8. CONTINGENCY. Article 34 of the Original Lease is no longer applicable and, therefore, it shall be deleted in its entirety.

         9. EXPANSION SPACE. As of the date this Amendment is fully executed, the following shall be added to the Lease as a new Article 34:

                    "34. EXPANSION SPACE. Subject to the terms and conditions contained in the following sections, Lessee shall be obligated to lease that certain space contiguous to the Premises known as Suite 325 which contains approximately 1,308 rentable square feet (the "Expansion Space") as soon as it becomes available to Lessor for leasing.

                             34.1 Whenever the current tenant of the Expansion Space vacates the same such that the Expansion Space is available to Lessor to re-lease, Lessor shall notify Lessee in writing that the Expansion Space is available. Within ten (10) days after receiving such notice, Lessee shall execute a lease amendment in the form attached hereto and incorporated herein by this reference as Exhibit "D."

                             34.2 The effective date of Lessee's leasing of the Expansion Space shall be the date Lessor delivers the Expansion Space to Lessee with the Expansion Improvements (as defined in Section 34.3 below) substantially complete. Lessor shall give Lessee ten (10) days' prior notice of the date that Lessor anticipates completing the Expansion Improvements and delivering the Expansion Space to Lessee. Lessee's leasing of the Expansion Space shall be for the same term, and upon the same terms, covenants, and conditions set forth in this Lease, except as follows:

                             (i) Base Monthly Rental shall be increased by an
                    amount equal to the then-applicable per square foot rental rate set forth in Section 3.1.1 of this Lease (or otherwise calculable based on the monthly figures set forth in such section) multiplied by 1,308, provided, however, if the effective date of Lessee's leasing of the Expansion Space shall occur prior to September 1, 2000, Base Monthly Rental owing under this Lease from such effective date through August 31, 2000, shall be increased by an amount equal to One and 95/100 Dollars ($1.95) multiplied by 1,308, and thereafter increased in accordance with the table set forth in Section 3.1.1 of this Lease.

                            (ii) Lessee's pro rata share of Operating Expenses,
                   as set forth in Section 11.3 of this Lease, shall be increased by a percentage determined by multiplying 100 times the result of dividing the square footage of the Expansion Space by the rentable area of the Building.

                            34.3 Prior to delivering possession of the Expansion Space to Lessee, Lessor shall, at its sole cost and expense, complete those mutually agreed upon improvements set forth in the plans and specifications attached hereto and incorporated herein by this reference as Exhibit "I" (the "Expansion Improvements"). If Tenant makes any changes to the plans and specifications attached hereto that results in an increase in Lessor's costs to complete the Expansion Improvements, Lessee shall be solely responsible for such increased costs and shall reimburse Lessor for such increased costs upon receipt from Lessor of evidence of such increased costs. Other than the Expansion Improvements to be completed by Lessor, Lessee agrees to accept possession of the Expansion Space in its then-existing "as-is" condition."

         10. CONDITION OF PREMISES. Lessee acknowledges and agrees that Lessor has agreed to extend the term of the Lease on the condition that Lessee accept the Premises in their nowexisting "as-is" condition, with the following exceptions. Lessor shall use commercially reasonable efforts to complete the following improvements within the Premises as soon as possible after this Amendment is fully executed: (i) install new building-standard carpeting, selected by Lessee and approved by Lessor, in those portions of the Premises designated by Lessee, at a cost not to exceed Eighteen Thousand and no/100 Dollars ($18,000.00) (the "Carpeting Allowance"), (ii) professionally clean the carpeting in those portions in the Premises not having new carpeting installed pursuant to (i) above, and (iii) repaint the interior walls of the Premises a color selected by Lessee and approved by Lessor (hereinafter items (i), (ii) and (iii) shall collectively be referred to as the "Improvements"). If the costs incurred by Lessor to purchase and install the new carpeting in those portions of the Premises designated by Lessee should exceed the Carpeting Allowance, Lessee shall reimburse Lessor the amount of such excess costs upon receipt from Lessor of evidence of such excess costs. Lessee agrees to hold Lessor harmless from any interruption of business that may be suffered by Lessee and from any other liability whatsoever resulting from the completion of the Improvements, except for the gross negligence or intentional misconduct of Lessor, its agents, employees or contractors. Lessor will use commercially reasonable efforts to complete the Improvements as soon as possible after this Amendment is fully executed, but can make no guaranty as to a specific date of completion, and said completion date shall not affect the payment of rent due from Lessee under Lessee's existing lease. Lessor shall be responsible for moving all of Lessee's furniture, wall hangings, and wall coverings from the interior of the Premises prior to Lessor commencing its work, and Lessor shall not be responsible for any damage to such items except if caused by the negligence or intentional misconduct of Lessor, its agents, employees or contractors; provided, however, if the costs of moving Lessee's property should exceed Seven Thousand and no/100 Dollars ($7,000.00), Lessee shall reimburse Lessor for any such excess costs upon receipt from Lessor of evidence of such excess costs. Lessee acknowledges that Lessor has forewarned Lessee of the inconvenience that Lessee may experience by occupying the Premises during the High8216.doc 5 completion of the Improvements including, but not limited to, noise, dust and debris, and that Lessor is accommodating Lessee's request to complete the Improvements during Lessee's occupancy. All references in the Lease to any tenant improvements Lessor previously agreed to complete within the Premises (i.e. Section 1.2 of the Original Lease, paragraph 4 of the First Amendment, paragraph 5 of the Second Amendment and paragraph 6 of the Third Amendment) are no longer applicable and shall be deleted in their entirety.

         11. ADDITIONAL PROVISION. The following Article 35 shall be added to the Lease:

               35. COMPLIANCE WITH LAWS

                            35.1 Lessee shall, at its sole cost and expense,
                   promptly comply with all laws, ordinances, rules, regulations, orders, and other requirements of any government or public authority now in force or which may hereafter be in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any direction or certificate of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or affect the condition, use, or occupancy of the Premises or the operation, use, or maintenance of any equipment, fixtures, or improvements in the Premises, excluding requirements of structural changes not related to or affected by Lessee's acts or use of the Premises or by improvements made by or for Lessee."

         12. NO FURTHER MODIFICATIONS. Except as otherwise set forth in this Amendment, the terms and conditions of the Lease remain unchanged and in full force and effect.

         13. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which when executed and delivered shall together constitute one and the same instrument.

         14. AUTHORITY. Each party represents that the person executing this Amendment for such party is acting on behalf of such party and is duly authorized to execute this Amendment for such party.

                         [Signatures on following page.]

         IN WITNESS WHEREOF, the parties hereto have executed this Fourth Lease Amendment as of the date first written above.


 LESSOR:                    PROPERTY LS OB ONE CORPORATION,
                            an Oregon corporation

                            By: LaSalle Advisors Capital Management, Inc.
                                Its Authorized Agent

                            By: /s/ Jeffrey E. West
                               ----------------------------------
                               Jeffrey E. West
                               Its Vice President


                            By: /s/ William Barendrick, Jr.
                               ----------------------------------
                               William W. Barendrick Jr.
                               Its Principal


LESSEE:                     APPLIED RETAIL SOLUTIONS, INC.
                            a Delaware corporation


                            By:
                            Name: Sam Pickard
                            Title:  President

                                   EXHIBIT "I"

                             EXPANSION IMPROVEMENTS


                                 [graphic here]

 GENERAL NOTES
 1.  FINISHES: NEW CARPET, PAINT, AND BASE.
 FLOOR PLAN NOTES
 3.  EXISTING WALLS TO BE REMOVED. PATCH AND REPAIR WALLS
     AS NECESSARY.
 4.  NEW ELECTRICAL AND TELEPHONE OUTLETS PER ENCLOSED
     PLAN.
 5.  NEW WALLS TO 6" ABOVE CI7LWG GRID - TYPICAL
 G.  EXISTING WALLS-TYPICAL.
 7.  INTERIOR GLASS - 3'W1DE X FULL HEIGHT.
 8.  BUILDING STANDARD DOORS TO h1ATCH 1x1STING.
 9.  FILL IN E(ISf(NG EXTERIOR DOOR LOCATION.

                                   EXHIBIT "D"

                                 LEASE AMENDMENT

         THIS LEASE AMENDMENT is made and entered into this day of by and between PROPERTY LS OB ONE CORPORATION, an Oregon corporation ("Lessor") and APPLIED RETAIL SOLUTIONS, INC., a Delaware corporation ("Lessee").

                                    RECITALS

         A. Burnham Pacific Properties, Inc., Lessor's predecessor-in-interest, and Lessee entered into that certain written lease agreement dated December 14, 1992 (the "Original Lease"), as amended by that certain First Lease Amendment dated February 17, 1993 (the "First Amendment"), that certain Second Lease Amendment dated February 17, 1994 (the "Second Amendment"), that certain Third Lease Amendment dated August 17, 1994 (the "Third Amendment"), and that certain Fourth Lease Amendment dated 1999 (collectively, the "Lease"), pursuant to which Lessor's predecessor leased unto Lessee and Lessee leased from Lessor's predecessor approximately 18,313 rentable square feet of space commonly known as Suite 335 (the "Premises") located in that certain office building known as 12707 High Bluff Drive, San Diego, California 92130 (the "Building"), as more particularly described in the Lease.

         B. Lessor is the current owner of the building and has succeeded to all of Burnham Pacific Properties, Inc.'s right, title and interest in and to the Lease.

         C. Suite 325 within the Building, also known as the Expansion Space (as defined in Article 34 of the Lease which is set forth in the paragraph 9. of the Fourth Amendment), has become available to Lessor for re-leasing and the parties desire to enter into this Amendment to document Lessee's expansion into said space.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the facts mentioned above, the mutual promises set forth below and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto do agree as follows:

         1. Effective Date. The amendments to the Lease outlined below shall be effective upon the date Lessor delivers the Expansion Space to Lessee with the Expansion Improvements (as defined in paragraph 2. below) substantially complete. Lessor shall give Lessee ten (10) days' prior notice of the date that Lessor anticipates completing the Expansion Improvements and delivering the Expansion Space to Lessee.

         2. Improvements. Prior to delivering possession of the Expansion Space to Lessee, Lessor shall, at its sole cost and expense, complete those mutually agreed upon improvements

                                                                        ORIGINAL


                              FIFTH LEASE AMENDMENT

         THIS FIFTH LEASE AMENDMENT is made and entered into this `L day of.; 1999, by and between PROPERTY LS OB ONE CORPORATION, an Oregon corporation ("Lessor") and APPLIED RETAIL SOLUTIONS, INC., a Delaware corporation ("Lessee").


                                    RECITALS

         A. Burnham Pacific Properties, Inc., Lessor's predecessor-in-interest, and Lessee entered into that certain written lease agreement dated December 14, 1992 (the "Original Lease"), as amended by that certain First Lease Amendment dated February 17, 1993 (the "First Amendment"), that certain Second Lease Amendment dated February 17, 1994 (the "Second Amendment"), that certain Third Lease Amendment dated August 17, 1994 (the "Third Amendment"), and that certain Fourth Lease Amendment dated April 7, 1999 (collectively, the "Lease"), pursuant to which Lessor's predecessor leased unto Lessee and Lessee leased from Lessor's predecessor approximately 18,313 rentable square feet of space commonly known as Suite 335 (the "Original Premises") located in that certain office building known as 12707 High Bluff Drive, San Diego, California 92130 (the "Building"), as more particularly described in the Lease. l

         B. Lessor is the current owner of the building and has succeeded to all of Burnham Pacific Properties, Inc.'s right, title and interest in and to the Lease.

         C. Suite 325 within the Building, also known as the Expansion Space (as defined in Article 34 of the Lease which is set forth in the paragraph 9. of the Fourth Amendment), has or will become available to Lessor for re-leasing and the parties desire to enter into this Amendment to document Lessee's expansion into said space.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the facts mentioned above, the mutual promises set forth below and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto do agree as follows:

         1. Effective Date. The amendments to the Lease outlined below shall be effective upon the date Lessor delivers the Expansion Space to Lessee with the Expansion Improvements (as defined in paragraph 2. below) substantially complete (the "Effective Date"). Lessor shall give Lessee ten (10) days' prior notice of the date that Lessor anticipates completing the Expansion Improvements and delivering the Expansion Space to Lessee.

         2. Improvements. Prior to delivering possession of the Expansion Space to Lessee, Lessor shall, at its sole cost and expense, complete those mutually agreed upon improvements depicted on the plans and specifications attached hereto and incorporated herein by this reference as Exhibit "I" (the "Expansion Improvements"). If Lessee makes any changes to the plans and specifications attached hereto that results in an increase in Lessor's costs to complete the Expansion Improvements, Lessee shall be solely responsible for such increased costs and shall reimburse Lessor for such increased costs upon receipt from Lessor of evidence of such increased costs. Other than the Expansion Improvements to be completed by Lessor, Lessee agrees to accept possession of the Expansion Space in its existing "as-is" condition.

         3. BASE MONTHLY RENTAL. From the Effective Date through August 31, 2000, Lessee shall pay the Base Monthly Rental for the Original Premises in the amount of Twenty-Six Thousand Seven Hundred Thirty-Six and 98/100 Dollars ($26,736.98), as set forth in paragraph 3 of the Fourth Amendment. In addition to said sum, from the Effective Date through August 31, 2000, Lessee shall pay Base Monthly Rental for the Expansion Space in the amount of Two Thousand Five Hundred Fifty and 60/100 Dollars ($2,550.60).

         As of September 1, 2000, the chart in Section 3.1.1 of the Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and the preceding paragraph, shall be deleted and replaced with the following:

           "Period Rate          Monthly Rental
           9/1/00 - 8/31/01          $2.05                    $40,223.05
           9/1/01 - 8/31/02          $2.12                    $41,596.52
           9/1/02 - 8/31/03          $2.19                    $42,969.99
           9/1/03 - 8/31/04          $2.26                    $44,343.46"

         4. OPERATING EXPENSES ADJUSTMENT. Lessee's pro rata share of Operating Expenses, as set forth in Section 11.3 of this Lease, shall be increased from 31.62% to 33.88%.

         5. PARKING. In consideration of Lessee's leasing of the Expansion Space, Lessee shall be entitled to five (5) additional parking spaces at the Building, in accordance with the parking ratio set forth in Section 31 of the Lease.

         6. CONTINGENCY. Lessee acknowledges and agrees that, as of the date of this Amendment, the Expansion Space is currently lawfully occupied by Laser Power Corporation ("Laser Power"), however, Lessee has been informed by Lessor that Lessor is negotiating the terms of a lease termination agreement with Laser Power pursuant to which Laser Power will agree to vacate the Expansion Space within five (5) days after said termination agreement is fully executed. Lessor shall use commercially reasonable efforts to obtain Laser Power's signature on said termination agreement simultaneously with the execution of this Amendment. As soon as possible after Laser Power vacates the Expansion Space, Lessor shall commence the construction of the Expansion Improvements and deliver the Expansion Improvements to Lessee upon the date the same are substantially completed. If Laser Power fails to execute the lease termination agreement referred to herein, or fails to vacate the Expansion Space, this Amendment shall be null and void and of no further force or effect.

         7. No Further Modifications. Except as otherwise set forth in this Amendment, the terms and conditions of the Lease remain unchanged and in full force and effect.

         8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which when executed and delivered shall together constitute one and the same instrument.

         9. Authority. Each party represents that the person executing this Amendment for such party is acting on behalf of such party and is duly authorized to execute this Amendment for such party.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Amendment as of the date first written above.

  LESSOR:    PROPERTY LS OB ONE CORPORATION,
             an Oregon corporation
             By:  LaSalle Advisors Capital Management, Inc.
                  Its Authorized Agent


                         By: /s/ Jeffrey E. West
                             -----------------------------
                             Jeffrey E. West
                             Its Vice President


                         By:
                              William W. Barndrick, Jr.
                              Its Principal


LESSEE:    APPLIED RETAIL SOLUTIONS, INC.
           a Delaware corporation

                                  EXHIBIT "I"

                             EXPANSION IMPROVEMENTS

                                 [graphic here]

4 - FIFTH LEASE AMENDMENT
w
general NOTE
1.  FINISHES: NEW CARPET. PAINT. AND BASE.
FLOOR PLAN NOTES
3. EXISTING WALLS TO BE REMOVED. PATCH AND REPAIR WALLS
 AS NECESSARY.
4.    NEW ELECTRICAL AND TELEPHONE OUTLETS PER ENCLOSED
 PLAN.
5.    NEW WALLS TO 6' ABOVE CEILING GRID - TYPICAL
6.       EXISTING WALLS-TYPICAL
7.  INTERIOR GLASS - 3'iNiDE X FULL HEIGHT.
 8.   BUILDING STANDARD DOORS TO MATCH EXISTING.
9.   FILL IN Existing Exterior DOOR LOCATION.
U:IUSERSIOPERF\HIGH8384.AMD

                                  EXHIBIT "I"

                             EXPANSION IMPROVEMENTS

                                 [graphic here]

4 - FIFTH LEASE AMENDMENT
GENERAL NOTES
I.                                        FINISHES: NEW CARPET, PAINT, AND BASE.
FLOOR PLAN N(
3.EYISi'1NG WALLS TO BE REMOVED. PATCH AND REPAIR WALLS
 AS NECESSARY.
4.    NEW ELECTRICAL AND TELEPHONE OUTLETS PER ENCLOSED
 PLAN.
5.    NEW WALLS TO 6' ABOVE CEILING GRID - TYPICAL
E.       EXISTING WALIS-TYPICAL
7. INTERIOR CLASS - 3' WIDE X FULL HEIGHT.
 8.    BUILDING STANDARD DOORS TO MATCH EXISTING
9.   FILL IN EXISTING EXTERIOR DOOR LOCATION.
U:IUSERS\OPERFIHIGH8384.AMD